Exhibit 10.35

Vungle Inc.

1255 Battery Street, Suite 500

San Francisco, CA 94111

May 29, 2021

Tarek Kutrieh

Dear Tarek,

Vungle, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the terms described below.

On June 22, 2021, you will start in a full-time, salaried/exempt position as Chief Financial Officer, and you will report to Jeremy Bondy, Chief Executive Officer. If you decide to join us, you will receive an annualized base salary of $400,000, which will be paid in accordance with the Company’s normal payroll procedures. In addition, while our company bonus plan is reviewed periodically and is subject to change, you are eligible for a quarterly bonus with a target of 30% of your quarterly base salary (with a maximum bonus of 40% of your quarterly base salary), based on achievement of company performance and individual performance. As an employee, you will also be eligible to participate in the Company’s employee benefit programs, subject to their eligibility requirements. You should note that the Company may modify job duties, titles, compensation and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended to the Board of Directors of Redbird Parent Holdings, Inc. (“Parent”) following your start date that the Board of Directors of Parent approve the grant to you of an option to purchase 700,000 shares of Parent common stock at a price per share determined by the Board of Directors of Parent. The shares subject to the stock option will vest in accordance with our equity incentive plan and a stock option agreement thereunder (the “Option Agreement”), subject to your continuous employment with the Company, and are subject to the terms and conditions of the Company’s equity incentive plan and stock option agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs and the stock option is exercised, nor does the grant confer any right to continue vesting or employment.

Within 30 days after your hire date, the Company will provide a $130,000 Signing Bonus. If your employment with the Company is terminated by(i) us without “Cause” (as defined in the Option Agreement) or (ii) you voluntarily resign your employment without “Good Reason” (as defined in the Option Agreement), in either case, prior to completing one year of continuous full-time service, then you will be required to repay this Signing Bonus to the Company prior to your last day of employment.

In addition, if your employment with the Company is terminated by (i) the Company without Cause or (ii) you voluntarily for Good Reason, subject to your execution and non revocation of a release of claims in favor of the Company and its affiliates and your continued compliance with applicable restrictive covenants, you will be entitled to receive (a) six months’ continued base salary, payable in installments in accordance with normal payroll practice, (b) a pro-rated bonus, based on actual performance, for the quarter in which your termination of employment occurs and payable when such bonuses are paid to the Company’s other executive officers, and (iii) subject to your timely election of COBRA continuation coverage under the Company’s group health plan, payment of an amount equal to the difference between the monthly COBRA premium cost and the monthly contribution paid by active employees for the same coverage until the earlier of (x) the six-month anniversary of your termination of employment and (y) the date that you become eligible for group health benefits from a subsequent employer (provided, that, this benefit may be made by paying you a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay the amount in this clause (iii)).

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days following your date of hire, or our employment relationship with you may be terminated.

All forms of compensation referred to in this letter are subject to applicable authorized deductions, withholding and payroll taxes. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board of Directors related to tax liabilities arising from your compensation.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment and/or other employment and/or consulting relationships that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that no such agreements will prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of former employer(s) and or other parties, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“CIIAA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery as more fully described in the CIIAA, and (v) the

Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed CIIAA before your first day of employment.

To accept the Company’s offer, please sign and date this letter in the space provided below, sign and date the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, and return both documents to me, while keeping a copy for your own records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer.

This offer of employment will terminate if it is not accepted, signed and returned by June 1, 2021 and is contingent upon you beginning full time employment with the Company on June 22, 2021 (or a mutually agreed upon date) and also contingent on your providing legal proof of your identity and authorization to work in the United States.

We look forward to your favorable reply and to working with you at Vungle, Inc.

Sincerely,

/s/ Jeremy Bondy
Jeremy Bondy
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Tarek Kutrieh
Tarek Kutrieh

Date: June 1, 2021